     Filed pursuant to Rule 433
Registration Statement No. 333-131266
Relating to Preliminary Terms No. 127
dated October 24, 2006

GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Fixed Rate Notes

Pricing Sheet – October 27, 2006
PLUS due November 30, 2007
Mandatorily Exchangeable for an Amount Payable in U.S. Dollars
Based on the Value of the Standard & Poor’s 500® Index

Original Issue Price	:	$1,000 per PLUS
Leverage Factor	:	200%
Maximum Payment at Maturity	:	$1,120 per PLUS
Aggregate Principal Amount	:	$5,000,000
Initial Index Value	:	1,377.34
Pricing Date	:	October 27, 2006
Original Issue Date (Settlement Date)	:	November 3, 2006
Index Valuation Date	:	November 28, 2007
Listing	:	None
CUSIP	:	61748A346
Agent	:	Morgan Stanley & Co. Incorporated
Agent’s Commissions	:	$7.50 per PLUS

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

“Standard & Poor’s®”, “S&P®”, “S&P 500®”, “500®” and “S&P 500 Index®” are trademarks of the McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley. “Performance Leveraged Upside Securities” and “PLUS” are our service marks. The PLUS based on the S&P are not sponsored, endorsed, sold or promoted by S&P and S&P makes no representation regarding the advisability of investing in the PLUS.

Preliminary Terms No. 127 dated October 24, 2006
Prospectus Supplement for PLUS dated February 21, 2006
Prospectus dated January 25, 2006